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Ocwen Federal Bank FSB
Compliance Certification Year Ended December 31, 2003
GSAMP Trust 2003-FM1

The undersigned Officer of Ocwen Federal Bank FSB (the "Servicer") confirms that (i) a review of the activities of the Servicer during the calendar year ending on December 31, 2003 and of the performance of the Servicer under the Pooling and Servicing Agreement for Mortgage Pass-Through Certificates Series 2003-FM1 dated as of
March 1, 2003 (the "Servicing Agreement") has been made under his supervision. Except as noted on the Management
Assertion on Compliance with USAP, to the best of the undersigned Officer's knowledge, based on such review, the Servicer has fulfilled all of its obligations as set forth in the Servicing Agreement.


March 12, 2004

BY: /s/: Ronald M. Faris
Ronald M. Faris
President


Ocwen Federal Bank FSB
1675 Palm Beach Lakes boulevard, West Palm Beach, FL  33401
Mail to:  P.O. Box 24737, West Palm Beach, FL  33416-4737